UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2010

CHANGDA INTERNATIONAL HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-53566 (Commission File Number)	98-0521484 (I.R.S. Employer Identification No.)

10th Floor Chenhong Building No. 301 East Dong Feng Street Weifang, Shandong, People’s Republic of China 261041
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: +86 1586 311 1662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Item 8.01    Other Events.

On February 3, 2010, Changda International Holdings, Inc. (the “Company”) issued promissory notes in the aggregate principal amount of $900,000 to certain accredited investors (the “February 2010 Notes”).  The notes bear interest at 20% and matured on August 3, 2010 (the “Maturity Date”).  As of the date hereof, the Company has not repaid any principal or accrued but unpaid interest that has become due and payable under the February 2010 Notes.

On August 3, 2010, holders of an aggregate of $200,000 of February 2010 Notes entered into an agreement (the “Letter Agreement”) with the Company pursuant to which the Maturity Date of the February 2010 Notes held by such persons have been extended until the earlier of (i) December 1, 2010 or (ii) 5 business days after the closing of the Company’s public offering of its equity and/or debt securities (the “New Maturity Date”).  In consideration for the extension of the Maturity Date to the New Maturity Date, the Company agreed to provide these holders of February 2010 Notes with the following consideration:

(i)	the payment of an additional 5% interest on the February 2010 Notes commencing from August 3, 2010 until the New Maturity Date;
(ii)
a downward adjustment of the exercise price of the warrants issued in connection with the February 2010 Notes from $2.25 to $0.75, the closing price of the Company’s common stock as quoted on the Over-the-Counter Bulletin Board on August 2, 2010, the last trading day prior to the date of the Letter Agreement;

(iii)
an amendment to the cashless feature of the warrants issued in connection with the February 2010 Notes to make the warrants exercisable on a cashless basis immediately as of the date of the Letter Agreement; and

(iv)	the payment of a pro-rata portion of a $25,000 payment of interest on the aggregate principal amount of $900,000 of February 2010 Notes outstanding as of the date of the Letter Agreement.

On August 6, 2010, holders of an aggregate of $500,000 principal amount of February 2010 Notes informed the Company that they are in default and demanded repayment under the February 2010 Notes.  Pursuant to the terms of the February 2010 Notes, the Company has five (5) business days to cure an event of default under the February 2010 Notes.  As of the date hereof, the Company will not be in a position to cure the event of default within the applicable cure period under the February 2010 Notes.  Upon the failure to cure an event of default under the February 2010 Notes, the holders of the February 2010 Notes shall be entitled to, among other things (i) the principal amount of the February 2010 Notes along with any interest accrued but unpaid thereon (ii) an additional interest at a rate of 5% per annum upon and during the occurrence of an event of default and (iii) costs and expenses in connection with the collection and enforcement under the February 2010 Notes, including reasonable attorneys’ fees.  While the Company had cash and cash equivalents of approximately $8.9mil as of June 30, 2010 (as set forth in the Company’s Form 10-Q for the Quarterly Period Ended June 30, 2010), the Company has encountered difficulties in remitting funds out of the People’s Republic of China (“PRC”).  The Company is currently working on making arrangements to honor its obligations under the February 2010 Notes, either from its PRC operating subsidiaries or otherwise, however, there can be no assurance that any such arrangements will ever materialize or be permissible or sufficient to cover any or all of the obligations under the February 2010 Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANGDA INTERNATIONAL HOLDINGS, INC.

Dated: August 9, 2010	By:	/s/ QingRan Zhu
QingRan Zhu
Chief Executive Officer

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